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                                       40



Exhibit 11.1 Statement Regarding Computation of Net Income Per Share

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                                                  Computation of Per Share Income (Loss)


                                                                   For the three months ended              For the nine months ended
                                                                         September 30,                            September 30,
                                                                         -------------                            -------------
                                                                     1997              1996                1997             1996
                                                                     ----              ----                ----             ----
Earnings per common and common equivalent share:


Average market price/Initial public offering
price.............................................               $    19.26         $   16.00        $     16.29        $    16.00

Weighted average common shares outstanding
during period:....................................               12,317,853         1,223,000         12,090,000         1,206,000

Shares of common stock issued within the
last twelve months preceding the initial
filing date ......................................                      --          1,272,000                 --         1,272,000
                                                                 ----------         ---------         ----------         ---------

                                                                 12,317,853         2,495,000         12,090,000         2,478,000
                                                                 ----------         ---------         ----------         ---------

Common stock equivalents:



Common stock options and warrants granted
within the last twelve months preceding the
initial filing date ..............................                       --         1,375,000                --          1,375,000




Preferred stock convertible into common
stock and sold within the last twelve months
preceding the initial filing date.................                       --         4,019,000                --          4,019,000




Incremental number of shares arising from
outstanding common stock options and warrants ....                1,485,190                --                --                 --
                                                                 ----------        ----------        ----------         ----------
                                                                  1,485,190         5,394,000                --          5,394,000

Weighted average common and common
equivalent shares ................................               13,803,043         7,889,000        12,090,000          7,872,000


Net income (loss) for period .....................             $  1,648,000      $ (1,322,000)     $ (3,726,000)       $(3,550,000)

Income (loss) per share ..........................             $       0.12      $      (0.17)     $      (0.31)       $     (0.45)
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